EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3MEF of our report dated March 10, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Altair Nanotechnologies, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ Perry-Smith LLP

Sacramento, California
May 21, 2009